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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [   ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[X]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

New Frontier Media, Inc.

(Name of Registrant as Specified In Its Charter)

Edward J. Bonn

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

EDWARD J. BONN

15303 Ventura Boulevard, Suite 1070
Sherman Oaks, California 91403

[         ], 2002

To the Shareholders of New Frontier Media, Inc.:

     Over the past two years your investment in New Frontier has lost approximately 80% of its value. I believe that current management must be held accountable for this dismal performance, and as the largest shareholder of New Frontier, I have determined that it is time to take action.

     I ask for your support and vote in person or by [white] proxy card FOR my proposals to replace the current board of directors of New Frontier Media, Inc. and to recommend the removal of New Frontier’s poison pill.

     Here is what the market — in absolute terms and relative to Playboy Enterprises, Inc. and Private Media Group, Inc., New Frontier’s peer companies, and the Russell 2000, a peer index — has told all of us about the current management of New Frontier:

     New Frontier’s current management team has failed to deliver shareholder value and you must hold them accountable for the losses suffered under their watch. I urge you to join me in imposing accountability on management for the poor performance of New Frontier. My interests are aligned with yours — to maximize shareholder value.

     To provide what I believe is the right leadership for the future of New Frontier, I have assembled a slate of director-nominees comprised of people who have experience and proven records of performance in the financing, management and governance of large corporations. I believe that responsibility starts at the top and that a new and better qualified board of directors will enhance shareholder value and take action to recruit and retain a new executive management team to lead New Frontier. I encourage you to review the qualifications of the directors I am requesting you to support and I believe you will understand the qualitative difference between the team proposed by current management and the director-nominees I am proposing.

     YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED [WHITE] PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL [SOLICITOR] AT [PHONE NUMBER].

Sincerely,

EDWARD J. BONN

     This proxy statement is dated [                  ], 2002 and is first being furnished to shareholders of New Frontier on or about [                  ], 2002.

PROXY STATEMENT OF

EDWARD J. BONN

SPECIAL MEETING OF SHAREHOLDERS

to be held on June [      ], 2002

       This proxy statement and the enclosed [white] proxy card are being furnished to you, the shareholders of New Frontier Media, Inc., a Colorado corporation, in connection with the solicitation of proxies by Edward J. Bonn for use at the special meeting of shareholders of New Frontier to be held at [time and place] and at any adjournments, postponements or reschedulings of the meeting.

      I seek your support to take the following actions at the special meeting:

(1) to remove all of the current directors of New Frontier and any person or persons elected or designated by the current board of directors to fill any vacancy or newly created directorship;

(2) to elect me, [nominee 2], [nominee 3], [nominee 4], [nominee 5], [nominee 6] and [nominee 7] to the board of directors of New Frontier, each to serve until the 2002 annual meeting of shareholders of New Frontier and until their respective successors are duly elected; and

(3) to approve and adopt a non-binding shareholder resolution, which I refer to as the poison pill resolution, urging the board of directors of New Frontier to redeem the rights issued by New Frontier pursuant to the Rights Agreement, dated November 29, 2001, between New Frontier and Corporate Stock Transfer, Inc., as rights agent.

      For information concerning me, my director-nominees and other persons who are participants in my solicitation of proxies, please see “Proposal Two: The Election of Directors — Information About My Nominees” and Annex A.

      A proxy may be given by any person who held shares of New Frontier common stock at the close of business on [date], the record date for the special meeting. Your vote at the special meeting is important. Please vote your shares of common stock by completing the enclosed [white] proxy card and returning it in the enclosed postage-paid envelope.

      Your latest-dated proxy is the only one that counts, so you may return the [white] proxy card even if you have already delivered another proxy card. I urge you NOT to return any proxy sent to you by New Frontier or its existing board of directors. If you have any questions concerning this proxy statement or need help voting your shares, please call [solicitor] at [#].

WHY I BELIEVE THE CURRENT

BOARD OF DIRECTORS OF NEW FRONTIER MUST GO

      I believe that it is time to change the board of directors and executive management at New Frontier. The reasons for my belief include the following:

New Frontier’s executive management team has produced poor financial results.

      Over the past two years, New Frontier’s shareholders have lost over approximately 80% of their stock value. Relative to the two other public companies most comparable to New Frontier — Playboy Enterprises, Inc. (NYSE: PLA) and Private Media Group, Inc. (Nasdaq: PRVT) — New Frontier has under performed by approximately 40% and 65%, respectively. New Frontier’s performance relative to the Russell 2000 is even worse, with New Frontier under-performing by a staggering 70%. The current executive management team has demonstrated an inability to increase revenues at an acceptable rate, to attract and retain new customers and to achieve their own financial forecasts. This has resulted in repeated announcements by management of its inability to attain previously forecasted and publicly announced levels of revenues and earnings.

New Frontier’s executive management team lacks the necessary strategic direction to maximize shareholder value.

      I have made efforts to work with the current board of directors and executive management to develop an acceptable business strategy for New Frontier, but management has failed to develop an appropriate plan to address the declining market value of New Frontier. Instead, management has continued along a course that perpetuates the decline in the value of our shares. I believe that New Frontier’s shareholders have experienced poor returns on their investment as a result of the market’s lack of confidence in current management. Furthermore, I believe that management’s failure to take advantage of New Frontier’s position in a high growth industry has also contributed to the poor performance of New Frontier’s stock price. I believe that the opportunities for New Frontier will not be realized, and our share value will continue to decrease, under current management and that the best opportunity to realize increased shareholder value is by changing the executive management of New Frontier so that a viable strategic plan can be implemented. The current board of directors has demonstrated that it lacks the resolve to effect this necessary change in executive management.

The current board of directors lacks the relevant business experience to manage New Frontier.

      The current board of directors does not have the relevant business experience, including experience managing a public company, to restore investor confidence in New Frontier and effectively implement a value enhancing strategy. Of the current board members, only Hiram J. Woo and myself have prior experience managing a public company.

MY PLAN

      The current management team has failed to deliver shareholder value and must be held accountable for that failure. I urge you to impose accountability on management for the poor performance of New Frontier. I am the largest shareholder of New Frontier — beneficially holding approximately 19% of the outstanding shares — and I have the most to gain or lose from the actions I propose in this proxy statement. I do not take this course of action lightly, and my interests are aligned with yours — to maximize shareholder value.

      I believe that the shareholders of New Frontier will be best served by having an experienced, competent and qualified board of directors to lead New Frontier and to identify, retain and hold accountable an executive management team. To provide what I believe is the right leadership for the future of New Frontier, I have assembled a slate of director-nominees comprised of people who have experience and proven records of performance in the financing, management and governance of large corporations. With a new board of directors, New Frontier can employ a new executive management team with the right experience to develop and implement a plan to restore value for all of us.

      My plan includes the following elements:

•	restoring New Frontier’s credibility with shareholders, customers and employees;

•	leveraging New Frontier’s existing infrastructure to provide additional avenues for the distribution of mature audience content;

•	after demonstrating that New Frontier is able to handle and execute its business plan, pursuing acquisitions and consolidation opportunities; and

•	focusing on creating and maintaining shareholder value.

PROPOSAL ONE:

THE REMOVAL OF THE CURRENT BOARD OF DIRECTORS

      I propose that all of the current directors of New Frontier be removed from office. The current directors are as follows:

			Director
Name	Age	Position	Since

Mark H. Kreloff	40	Chairman of the Board and Chief Executive Officer	1995
Michael Weiner	60	Executive Vice President, Secretary, Treasurer and Director	1995
Edward J. Bonn	50	Director	1999
Alan L. Isaacman	59	Director	1999
Hiram J. Woo	66	Director	2001
Koung Y. Wong	49	Director	1995
Bradley Weber	42	Vice President of Technology, Interactive Gallery, Inc. and Director	1999

      If you want to support my attempt to remedy the decline in, and my efforts to enhance, shareholder value, you should take action to remove the current board of directors and elect new directors. At the special meeting, vote with me, using a [white] proxy card, to remove the entire board of directors of New Frontier.

Vote Required

      Removal of the entire board of directors requires that the number of the votes present in person or represented by proxy and entitled to vote at the special meeting cast in favor of removal exceed the number of the votes cast against removal assuming a quorum is present.

My Recommendation

      I URGE YOU TO VOTE “FOR” THE REMOVAL OF THE CURRENT BOARD OF DIRECTORS ON THE ENCLOSED [WHITE] PROXY CARD.

PROPOSAL TWO:

THE ELECTION OF DIRECTORS

      The board of directors of New Frontier currently consists of one class of seven directors. If Proposal One is approved, those shareholders of New Frontier who are present at the special meeting, in person or by proxy, will be entitled to elect directors to fill the resulting vacancies on the board of directors to serve until the 2002 annual meeting of shareholders of New Frontier and until his [or her] successor is elected and qualified.

      Based on the extensive business and professional experience of my nominees, I believe that my director-nominees are highly qualified to serve as directors of New Frontier. Each of my director-nominees has consented to serve as a director of New Frontier if elected and to be named in this proxy statement and in my other soliciting materials as my director-nominee.

Information About My Nominees

      Each of my director-nominees has furnished the information about him [or her] that is provided in this proxy statement. Additional disclosure regarding my director-nominees and the other participants in my solicitation can be found on Annex A to this proxy statement.

      Edward J. Bonn, age 50. I have been a director of New Frontier, and Chairman of the Board of New Frontier’s Interactive Telecom Network, Inc. subsidiary, since October 1999 when New Frontier acquired Interactive Gallery, Inc., Interactive Telecom Network and Card Transactions, Inc. I served as President of New Frontier from August 2000 until June 2001. I am the founder of Interactive Gallery, and the founder and former Chief Executive Officer of Interactive Telecom Network and Card Transactions. Prior to that, I was Chairman of the Board of Independent Entertainment Group, a California-based, publicly traded service bureau and information provider. I was also a founder and President of ICOM Group, Inc., an audio text service bureau that specialized in automated credit card processing and fraud control procedures, and am the founder and President of Response Telemedia, Inc., a privately held company offering a variety of 800/900 information and entertainment. I attended the University of Oregon from 1969 to 1972 with a focus in International Studies and attended business and accounting classes at the University of California at Los Angeles between 1980 to 1982.

      [nominee 2]

      [nominee 3]

      [nominee 4]

      [nominee 5]

      [nominee 6]

      [nominee 7]

      I have no reason to believe that any of my director-nominees will be disqualified or unwilling or unable to serve if elected. I reserve the right to nominate substitute persons if New Frontier makes or announces any changes to its bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any of my director-nominees. In addition, if any additional directorships are to be voted upon at the special meeting, I reserve the right to nominate additional persons to fill the added positions. Shares represented by [white] proxy cards will be voted for any substitute or additional director-nominees that I nominate.

Vote Required

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting.

My Recommendation

      I URGE YOU TO VOTE “FOR” THE ELECTION OF EACH OF MY NOMINEES ON THE ENCLOSED [WHITE] PROXY CARD.

PROPOSAL THREE:

THE POISON PILL RESOLUTION

      My poison pill resolution seeks to eliminate New Frontier’s stockholder rights plan by directing the board of directors to redeem all of the rights issued under the plan. On November 29, 2001, New Frontier executed a rights agreement with Corporate Stock Transfer, Inc., as rights agent, establishing the stockholder rights plan. References to the terms of the stockholder rights plan and the rights are qualified in their entirety by reference to the rights agreement filed as Exhibit 1 to New Frontier’s registration statement on Form 8-A, File No. 000-23697, filed with the Securities and Exchange Commission on December 6, 2001.

      The plan provides that each right will generally be exercisable only if a person or group acquires beneficial ownership of 15% or more of New Frontier’s outstanding common stock after November 29, 2001, or commences a tender offer upon consummation of which the person or group would beneficially own 15% or more of New Frontier’s outstanding common stock. With the exception of those rights held by the 15%-or-more shareholder, each right will initially be exercisable at $10.00 to purchase shares of New Frontier’s capital stock and will expire on December 21, 2011. At any time until 10 days after a public announcement of the acquisition of at least a 15% position in New Frontier’s outstanding common stock, New Frontier may redeem the rights in whole, but not in part, at the redemption price of $.01 per share.

      A stockholder rights plan, commonly referred to as a poison pill, is an anti-takeover device which effectively prevents a change in control of a company, including a sale, without the approval of the board of directors. Triggering the poison pill affects the bidder by causing substantial dilution to a person or group that attempts to acquire a substantial number of shares of stock of the company on terms not approved by its board of directors.

      The elimination of the stockholder rights plan would give New Frontier’s shareholders an improved ability to determine for themselves how to respond to any offer, solicited or unsolicited, that might be made. While the stockholder rights plan may discourage coercive offers or may enable the board of directors to seek an alternative offer for shareholders, I believe that it is equally true that such a plan could be used to block an offer which shareholders would find attractive or that it might be used for an undesirable purpose, such as the entrenchment of the current board of directors or management of New Frontier.

      In fact, since my announcement of my intent to effect a change in the composition of New Frontier’s management, New Frontier’s executive management has taken the position that my actions may have triggered the stockholder rights plan, requiring a delay of the distribution date under the stockholder rights plan. I believe that this irresponsible action is evidence of the lengths that management is willing to go to perpetuate itself in office and to deprive New Frontier’s shareholders of appreciable returns on their investment. It is my opinion that the disclosure and substantive requirements of the federal securities laws provide the shareholders of New Frontier adequate protection against unfair or coercive offers, and that the stockholder rights plan should be terminated.

      At the special meeting, I propose that the shareholders of New Frontier adopt the following resolution:

      “RESOLVED, that the shareholders of the Corporation hereby request that the board of directors of the Corporation redeem the rights distributed pursuant to the Rights Agreement, dated November 29, 2001, between the Corporation and Corporate Stock Transfer, Inc., as Rights Agent.”

      This resolution is non-binding on the board of directors, even if approved by shareholders. While not binding on the board of directors, I believe that the adoption of the poison pill resolution would send a clear message to the board of directors that shareholders oppose the board of directors’ unilateral adoption of the stockholder rights plan.

Vote Required

      The adoption of the poison pill resolution requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the meeting.

My Recommendation

      I URGE YOU TO VOTE “FOR” THE ADOPTION OF THE POISON PILL RESOLUTION ON THE ENCLOSED [WHITE] PROXY CARD.

GENERAL INFORMATION ABOUT VOTING

How do I vote in person?

      If you owned New Frontier common stock on the record date, [date], you may attend the special meeting and vote in person. If you are not the record holder of your shares, please refer to the discussion following the question “What if I am not the record holder of my shares?”

What if I am not the record holder of my shares?

      If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can give a proxy with respect to your shares. You may have received either a blank, executed proxy card from the record holder (which you can complete and return directly following the instructions below) or an instruction card (which you can complete and return to your bank or broker to direct its voting of your shares). If your bank or broker has not sent you either a blank, executed proxy card or an instruction card, you may contact the record holder directly to provide it with instructions. If you need assistance, please contact my solicitor, [name], by telephone at [#].

      If you do not have record ownership of your shares and want to vote in person at the special meeting, you may obtain a document called a “legal proxy” from the record holder of your shares and bring it to the special meeting. If you need assistance, please contact my solicitor, [name], by telephone at [#].

How do I vote by proxy?

      To vote by proxy, you should complete, sign and date the enclosed [white] proxy card and return it promptly in the enclosed postage-paid envelope.

      To be able to vote your shares in accordance with your instructions at the special meeting, your proxy must be delivered as soon as possible and in any event before the underlying shares are voted at the meeting. You may vote your shares without submitting a [white] proxy card if you vote in person or submit a proxy to the secretary of New Frontier.

[What should I do if I receive a [ ] proxy card?

      Proxies on the [ ] proxy card are being solicited by the incumbent board of directors of New Frontier. If you submit a proxy by signing and returning the enclosed [white] proxy card, do not sign or return the [ ] proxy card or follow any voting instructions provided by New Frontier unless you intend to change your vote, because only your latest-dated proxy will be counted.

      If you have already sent a [ ] proxy card to New Frontier, you may revoke it and provide your support to my director-nominees by signing, dating and returning the enclosed [white] proxy card.]

What if I want to revoke my proxy?

      If you give a proxy, you may revoke it at any time before it is voted on your behalf. You may do so in three ways:

•	By delivering a later-dated proxy to either [solicitor] or the secretary of New Frontier; or

•	By delivering a written notice of revocation to either [solicitor] or the secretary of New Frontier; or

•	By voting in person at the special meeting.

      If you choose to revoke a proxy by giving written notice or a later-dated proxy to the secretary of New Frontier, I would appreciate if you would assist me in representing the interests of shareholders on an informed basis by sending me a copy of your revocation or proxy or by calling [solicitor] at [#]. Remember, your latest-dated proxy is the only one that counts.

If I plan to attend the special meeting, should I still submit a proxy?

      Whether you plan to attend the special meeting or not, I urge you to submit a proxy. Returning the enclosed [white] proxy card will not affect your right to attend the special meeting and vote.

Who can vote?

      You are eligible to vote or to execute a proxy only if you owned New Frontier common stock on the record date for the special meeting, which is [date]. Even if you sell your shares after the record date, you will retain the right to execute a proxy in connection with the special meeting. It is important that you grant a proxy regarding shares you held on the record date, or vote those shares in person, even if you no longer own those shares. Based upon the [definitive] proxy statement filed by New Frontier on [date], I believe [#] shares of New Frontier common stock were outstanding on the record date for the special meeting.

How many votes do I have?

      With respect to each matter to be considered at the special meeting, each shareholder that is not a subsidiary of New Frontier will have one vote for each share of New Frontier common stock held on the record date. Based on documents publicly filed by New Frontier, I believe New Frontier has no outstanding voting securities other than its common stock.

How will my shares be voted?

      If you give a proxy on the accompanying [white] proxy card, your shares will be voted as you direct. If you submit a [white] proxy card without instructions, [proxy] will vote your shares in favor of removing the current directors of New Frontier, in favor of my director-nominees and in favor of the poison pill resolution. Submitting a [white] proxy card will entitle [proxy] to vote your shares in accordance with their discretion on matters not described in this proxy statement that may arise at the special meeting, unless you check the “WITHHOLD” box.

      Unless a proxy specifies otherwise, it will be presumed to relate to all shares held of record on the record date by the person who submitted it.

Who will vote my shares at the special meeting?

      If you provide a proxy on the accompanying [white] proxy card, [proxy] will hold your proxy and will vote your shares at the special meeting. [Proxy] will not be paid for serving in this capacity, is not affiliated with me, and has no agreement, arrangement or understanding with me regarding the acquisition or voting of New Frontier securities.

What is a quorum and why is it necessary?

      Conducting business at the special meeting requires a quorum. For a quorum to exist, shareholders representing one-third of the votes eligible to be cast must be present in person or represented by proxy. Under the Colorado Business Corporation Act, New Frontier’s articles of incorporation and New Frontier’s bylaws, abstentions and broker non-votes (when your shares are held in “street name,” and you do not tell the nominee how to vote your shares) are treated as present for purposes of determining whether a quorum exists.

What vote is required to approve each proposal and how will votes be counted?

      If a quorum is present, then if more votes are cast to remove the current directors than are cast not to remove the current directors, the current directors will be removed from the board. The new directors will be elected by a plurality of the votes cast. This means that the seven director-nominees receiving the highest number of votes will be elected as directors. Accordingly, abstentions and broker non-votes do not have the effect of a vote against the removal of the current directors or the election of any director-nominees. Brokers will not have discretion to vote shares held in street name without instructions from the beneficial owner of the shares with respect to the proposals under this proxy statement at the special meeting. You do not have the right to cumulate your votes.

      The poison pill resolution will be adopted if a majority of the shares represented at the special meeting and entitled to vote on the proposal are voted in its favor. Accordingly, abstentions on this proposal will have the same effect as a vote against the proposal. Broker non-votes will not have the effect of a vote for or against the poison pill resolution.

How can I receive more information?

      If you have any questions about giving your proxy or about my solicitation, or if you require assistance, please call [solicitor] at [#].

PROXY SOLICITATION AND EXPENSES

      I am soliciting your proxy through this proxy statement. My director-nominees and I may solicit proxies in person and by mail, press release, advertisements in newspapers, magazines and/or trade publications, telephone, facsimile, telegraph, electronic mail, Internet, publication, television, radio and newspapers. No person identified above has or will receive compensation for soliciting proxies.

      I will ask banks, brokers, custodians, nominees, other institutional holders and other fiduciaries to forward all soliciting materials to the beneficial owners of the shares that those institutions hold of record. I will reimburse those institutions for reasonable expenses that they incur in connection with forwarding our materials.

      I have retained [solicitor] to solicit proxies on my behalf in connection with the special meeting. [Solicitor] may solicit proxies from individuals, banks, brokers, custodians, nominees, other institutional holders and other fiduciaries and will employ approximately [#] people in its efforts. I have agreed to reimburse [solicitor] for its reasonable expenses, to indemnify it against certain losses, costs and expenses, and to pay it fees not to exceed $[#]. The agreement between me and [solicitor] may be extended for an additional fee.

      Acclaim Financial Group Venture I LLC, my financial advisor, may solicit proxies from individuals, banks, brokers, custodians, nominees and other institutional holders and other fiduciaries and will employ less than five people. See Annex A for a discussion of my arrangements with Acclaim Financial Group Venture I LLC.

      The entire expense of my proxy solicitation is being borne by me. I may, particularly if my director-nominees are elected to New Frontier’s board of directors, seek reimbursement of my expenses from New Frontier. I do not intend to seek shareholder approval of that reimbursement.

      In addition to the costs related to the engagement of [solicitor], costs related to my solicitation of proxies include expenditures for printing, postage, legal services and other related items. Total expenditures are expected to be approximately $[#]. Total payment of costs to date in furtherance of my proxy solicitation is approximately $[#].

INFORMATION ABOUT ME AND

OTHER PARTICIPANTS IN MY SOLICITATION OF PROXIES

      My director-nominees and I are participants in this solicitation of proxies for the special meeting within the meaning of the federal securities laws. Information related to the participants, including their beneficial ownership of New Frontier common stock, is set forth on Annex A to this proxy statement and is incorporated into this proxy statement by reference. Except as set forth on Annex A, none of the participants is party to any commercial dealing with New Frontier or its subsidiaries that is required to be discussed in this proxy statement by the federal securities laws. Information in this proxy statement about each participant was provided by that participant.

INFORMATION ABOUT NEW FRONTIER

      Based upon New Frontier’s quarterly report on Form 10-Q for the quarter ended December 31, 2001, the mailing address of the principal executive offices of New Frontier is 7007 Winchester Circle, Suite 200, Boulder, Colorado 80301.

      Annex B sets forth information obtained from New Frontier’s public filings related to the beneficial ownership of New Frontier’s common stock and is incorporated in this proxy statement by reference.

      Except as otherwise noted in this proxy statement, the information concerning New Frontier has been taken from or is based upon documents and records on file with the Securities and Exchange Commission and other publicly available information. Although I do not have any knowledge indicating that any statement contained in this proxy statement is untrue, I do not take any responsibility for the accuracy or completeness of statements taken from public documents and records that were not prepared by or on behalf of me, or for any failure by New Frontier to disclose events that may affect the significance or accuracy of such information.

SHAREHOLDER PROPOSALS

      According to the proxy statement of the board of directors of New Frontier for the 2001 annual meeting of shareholders, all shareholder proposals which are intended to be presented at the 2002 annual meeting of shareholders of New Frontier must have been received by New Frontier no later than April 1, 2002, for inclusion in New Frontier’s proxy statement and form of proxy relating to the meeting.

      It is important that your proxy be returned promptly and that your shares be represented. You are urged to sign, date and promptly return the enclosed [white] proxy card in the enclosed postage-paid envelope in accordance with the specific instructions set forth on the proxy card.

ANNEX A

INFORMATION ABOUT ME AND

OTHER PARTICIPANTS IN MY SOLICITATION OF PROXIES

      I, Edward J. Bonn, and my director-nominees are participants in the solicitation of proxies in support of the proposals outlined in the proxy statement of which this Annex is a part. I control the following entities that hold shares in New Frontier: (1) Response Telemedia, Inc., a California corporation; and (2) BEF, LLC, a Delaware limited liability company. My Committee director-nominees are me, [nominee 2], [nominee 3], [nominee 4], [nominee 5], [nominee 6] and [nominee 7].

      Response Telemedia, a provider of automated information and entertainment services via telephone, is a California corporation controlled by me. I serve as the President of Response Telemedia. The principal business address for me and Response Telemedia is 15303 Ventura Boulevard, Suite 1070, Sherman Oaks, California 91403.

      BEF is a Delaware limited liability company whose principal purpose is to hold and manage investments for the benefit of members of my family. I am the sole manager of BEF. The members of BEF are the EJB Trust, which holds a 70% membership interest in BEF, and the Palmer Family Trust, which holds the remaining membership interest in BEF. Two of my children and myself are beneficiaries of the EJB Trust and five of my children are beneficiaries of the Palmer Trust. The principal business address of BEF and the EJB Trust is 141 Duesenberg Drive, Suite 15A, Westlake Village, California 91362. The principal business address of the Palmer Trust is c/o Fiduciary Trust Company, P.O. Box 1062, One Capital Place, George Town, Grand Cayman.

Occupations

      The present principal occupation or employment of each of my director-nominees is described in the proxy statement under “Proposal Two: The Election of Directors — Information About My Nominees.”

SECURITY OWNERSHIP

      The participants and their associates may be deemed to have beneficial ownership of New Frontier common stock as set forth below. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after February 11, 2002, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. The number and percentage of shares beneficially owned are based on the aggregate of 21,246,913 shares of common stock outstanding as of February 11, 2002 as reported in New Frontier’s quarterly report of Form 10-Q filed with the Securities and Exchange Commission on February 13, 2002.

      Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless previously disclosed, the principal address of each of the shareholders is provided below.

	Shares	Percentage
	Beneficially	Beneficially
Name of Beneficial Owner	Owned	Owned

Edward J. Bonn(1)(2)(3)(4)	4,073,473	19.2%
Response Telemedia, Inc.(2)	620,500	2.9%
BEF, LLC(3)	3,375,000	15.9%
Acclaim Financial Group Venture I LLC(4)	350,000	1.6%
74-Highway 111, Suite 103, Indian Wells, California 92211
[nominee 2]
[nominee 3]
[nominee 4]
[nominee 5]
[nominee 6]
[nominee 7]

*	Represents beneficial ownership of less than one percent.

(1)	Includes (a) 25,000 shares subject to currently exercisable and vested stock options, (b) 620,500 shares held by Response Telemedia, (c) 3,375,000 shares held by BEF and (d) 350,000 shares subject to options granted by me to Acclaim Financial Group Venture I LLC.

(2)	I control and am the President of Response Telemedia.

(3)	I control and am the sole manager of BEF. The members of BEF are the EJB Trust and the Palmer Trust. Both trusts are for the benefit of my heirs and myself.

(4)	I have engaged Acclaim Financial Group Venture I LLC to provide strategic advisory services to me in connection with my equity ownership in New Frontier, pursuant to a letter agreement dated March 21, 2002. Pursuant to the letter agreement, I granted Acclaim options to purchase an aggregate of up to 350,000 shares of New Frontier common stock owned by me at exercise prices specified in the letter agreement. This description of the letter agreement is qualified in its entirety by reference to the letter agreement filed as Exhibit 6 to Amendment No. 1 to my Schedule 13D, filed with the Securities and Exchange Commission on March 22, 2002. Acclaim may be deemed my associate for purposes of federal securities law.

      No participant and no associate of any participant beneficially owns any securities of New Frontier other than common stock (and the accompanying rights under the stockholder rights plan) and the options described above. No participant beneficially owns any securities of any parent or subsidiary of New Frontier. No participant has record but not beneficial ownership with respect to any securities of New Frontier.

Transactions in New Frontier Securities

      Other than the transactions described below, no participant has purchased or sold any securities of New Frontier in the past two years.

      On October, 27, 1999, I acquired 4,189,157 shares of New Frontier’s common stock in connection with my sale of all of my capital stock in Interactive Gallery, Inc. and Interactive Telecom Network, Inc. and 90% of my capital stock in Card Transactions, Inc. to New Frontier — I refer to this transaction as the acquisition. I then contributed 3,375,000 shares of common stock I acquired to BEF to hold and manage such shares for investment purposes for the benefit of members of my family.

      On November 23, 1999, I contributed 613,900 shares of New Frontier common stock that I received in connection with the acquisition to Response Telemedia. An additional 263,100 shares of New Frontier common stock were contributed to Response Telemedia on that date by another shareholder of Response Telemedia.

      On December 17, 1999, Response Telemedia adopted a phantom stock plan, pursuant to which the 877,000 shares of common stock owned by Response Telemedia may be awarded to key employees and consultants of Response Telemedia. As of January 1, 2002, awards representing an aggregate of 256,500 shares of New Frontier common stock have been vested and/or delivered pursuant to the phantom stock plan.

      On January 7, 2000, New Frontier granted me a stock option to acquire up to 25,000 shares of its common stock for an exercise price of $5.00 per share. This option is fully vested and currently exercisable.

      On April 14, 2000, I contributed 147,284 shares of New Frontier common stock to New Frontier in connection with a settlement by New Frontier of a dispute with the Nasdaq Small Cap Market.

      On December 5, 2000, New Frontier granted me a stock option to acquire up to 200,000 shares of its common stock for an exercise price of $2.20 per share. Prior to exercise, this option was canceled on June 25, 2001.

      On March 21, 2002, I engaged Acclaim Financial Group Venture I LLC to provide strategic advisory services to me in connection with my equity ownership in New Frontier, pursuant to a letter agreement dated March 21, 2002. Pursuant to the agreement, I granted Acclaim options to purchase an aggregate of up to 350,000 shares of New Frontier common stock owned by me at exercise prices specified in the letter agreement. I have also agreed to indemnify Acclaim against claims, losses, costs and expenses in connection the agreement and the services performed pursuant to the agreement. This description of the letter agreement is qualified in its entirety by reference to the letter agreement filed as Exhibit 6 to Amendment No. 1 to my Schedule 13D, filed with the Securities and Exchange Commission on March 22, 2002.

Arrangements, Interests and Transactions

      Except as listed below, no participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of New Frontier, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

•	Response Telemedia adopted a phantom stock plan on December 17, 1999, pursuant to which the 877,000 shares of common stock owned by Response Telemedia may be awarded to key employees and consultants of Response Telemedia.

•	I am a party to an option agreement with New Frontier executed on January 7, 2000. The option is fully vested and currently exercisable for 25,000 shares of New Frontier common stock at the exercise price $5.00 per share.

•	I have engaged Acclaim Financial Group Venture I LLC to provide strategic advisory services to me in connection with my equity ownership in New Frontier, pursuant to a letter agreement dated March 21, 2002. Pursuant to the agreement, I granted Acclaim options to purchase an aggregate of up to 350,000 shares of New Frontier common stock owned by me at exercise prices specified in the letter agreement. I have also agreed to indemnify Acclaim against claims, losses, costs and expenses in connection the agreement and the services performed pursuant to the agreement. This description of the letter agreement is qualified in its entirety by reference to the letter agreement filed as Exhibit 6 to Amendment No. 1 to my Schedule 13D, filed with the Securities and Exchange Commission on March 22, 2002. Acclaim may be deemed my associate for purposes of federal securities law.

      Neither a participant, an associate of any participant nor a person who is a party to any arrangement or understanding pursuant to which any of my director-nominees is proposed to be elected has any arrangement or understanding with any person with respect to future employment by New Frontier or its affiliates or with respect to any future transactions to which New Frontier or any of its affiliates will or may be a party.

      I have interests in the solicitation of proxies in support of the proposals in this proxy statement from either direct or indirect beneficial ownership of the common stock of New Frontier. My director-nominees are expected to receive customary compensation from New Frontier in exchange for their services as directors, if elected.

      Currently, New Frontier’s directors and officers benefit from the maximum protection provided by Colorado law with respect to director and officer liability and indemnification. New Frontier also provides its directors and officers with indemnification insurance and indemnification agreements. Public corporations customarily provide such statutory protection, insurance and agreements to their directors and officers. Each of my director-nominees have indicated that their willingness to serve as directors is predicated on the assumption that these protections, insurance and agreements will be in place and available to them if they are elected.

      Except as described below, there has been no transaction or series of similar transactions since the beginning of New Frontier’s last completed fiscal year, and there is no currently proposed transaction or series of similar proposed transactions, to which New Frontier or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any participant or any associate of any participant had, or will have, a direct or indirect material interest.

•	In connection with the acquisition, New Frontier and I entered into an employment agreement dated October 27, 1999 and subsequently amended, pursuant to which I am employed as Chairman of the Board of New Frontier’s Interactive Telecom Network subsidiary. The employment agreement currently provides for the payment of an annual base salary of $200,000 for the fiscal year ending March 31, 2002, as well as a discretionary bonus.

•	Interactive Telecom Network provided administrative and processing services to Response Telemedia, a company controlled by me. New Frontier recognized revenue of $109,297 during the fiscal year ended March 31, 2002 by charging fees to cover costs plus a processing fee of 3% of Response Telemedia’s credit card revenue processed. The relationship was terminated in November 2001.

Compensation of Certain Director-Nominees by New Frontier

      Except as described below, none of my director-nominees and no associate of any of my director-nominees has received any compensation from New Frontier as a director or executive officer of New Frontier.

      I currently serve as a director of New Frontier and as Chairman of the Board of Interactive Telecom Network, Inc., a subsidiary of New Frontier. My compensation for such services is set forth in the following information.

Summary Compensation Table

      The following table sets forth the annual compensation paid to me by New Frontier for the three fiscal years ended March 31, 2002, 2001 and 2000.

				Long-Term Compensation
				Awards

		Annual Compensation		Securities	All Other
	Fiscal			Underlying	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Options(#)	($)

Edward J. Bonn	2002	$200,000	—	—	$	[	](1)
Chairman of the Board of	2001	147,500	$150,500	200,000 (2)		10,182	(1)
Interactive Telecom	2000	156,665	—	25,000		3,306	(1)
Network, Inc. and
former President

(1)	Represents the amounts contributed to New Frontier’s 401(k) plan by New Frontier on behalf of me.

(2)	Subsequently canceled on June 25, 2001 prior to exercise.

Option/ SAR Grants During Fiscal Year Ended March 31, 2002

      No options or stock appreciation rights were granted to me during the fiscal year ended March 31, 2002.

Aggregated Option/ SAR Exercises and Fiscal Year-End Values

      The following table sets forth information with respect to me concerning the number of shares subject to unexercised stock options held by me as of the close of such fiscal year. I did not exercise any options during the fiscal year ended March 31, 2002 and do not hold any stock appreciation rights.

Number of Securities
	Shares		Underlying Unexercised		Value of Unexercised
	Acquired		Options at		In-the-Money Options
	on	Value	Fiscal Year End(#)		Fiscal Year End($)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Edward J. Bonn	—	—	25,000	—	—	—

Employment Agreements

      New Frontier has an employment agreement with me. The employment agreement provides for the payment of an annual base salary of $200,000 for the fiscal year ending March 31, 2002, as well as a discretionary bonus.

Compensation Committee Interlocks and Insider Participation

      I served on the compensation committee of New Frontier’s board of directors from September 1999 until September 2001. I currently serve as Chairman of the Board of Interactive Telecom Network. I also previously served as President of New Frontier from approximately September 2000 until June 2001.

Additional Information About My Director-Nominees

      I am a director of New Frontier and am currently employed as Chairman of the Board of Interactive Telecom Network. None of my director-nominees presently hold any positions with New Frontier.

      Other than the arrangements described in the preceding paragraph, there is no arrangement or understanding between any of my director-nominees and any other person pursuant to which a director-nominee was selected as a director-nominee.

      There is no family relationship (within the meaning of the federal securities laws) between any of my director-nominees and (i) any other of my director-nominees or (ii) any director of New Frontier, executive officer of New Frontier or person nominated by New Frontier to become a director or executive officer.

      Except as listed below, none of my director-nominees (i) has any business relationship that is required to be disclosed by the federal proxy rules; (ii) has had any such relationship since the beginning of New Frontier’s most recently completed fiscal year; or (iii) has, since the beginning of New Frontier’s last completed fiscal year, been indebted to New Frontier or any of its subsidiaries in an amount that exceeds $60,000.

•	New Frontier entered into an office lease agreement, which is personally guaranteed by me and my wife. As an inducement to me and my wife, we were granted a security interest in certain domain names, with an original purchase price of approximately $1.6 million.

      No participant in my solicitation has been convicted, in the last 10 years, in any criminal proceeding (other than traffic violations or misdemeanors).

Section 16(a) Beneficial Ownership Reporting Compliance

      None of my director-nominees has failed to file reports related to New Frontier that are required by Section 16(a) of the Securities Exchange Act of 1934, as amended, except that I inadvertently neglected to timely file a Form 4 reporting a disposition of shares owned by Response Telemedia in January 2002.

ANNEX B

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT OF NEW FRONTIER

      The following table sets forth as of [                    ] certain information as to the number and percentage of shares of outstanding common stock owned by each person owning at least 5% of New Frontier’s common stock, each executive officer and director owning stock, and all officers and directors as a group. Except for information with respect to me, BEF, LLC and S.A.C. Capital Associates, LLC and its affiliates, the following information is based solely upon the definitive proxy statement filed by New Frontier with the Securities and Exchange Commission on [                    ].

      Unless otherwise indicated, the persons named below have sole voting and dispositive power over the shares shown as owned by them. The number of shares beneficially owned by directors and executive officers includes stock options that are exercisable within 60 days of [                    ]. Share ownership by greater than 5% holders is based upon Scheduled 13G and Schedule 13D filings, which reflect ownership as of the time of filing.

	Shares		Percentage
	Beneficially		Beneficially
Name of Beneficial Owner	Owned		Owned

Mark H. Kreloff(1)	[	]	[x.x	]%
5435 Airport Boulevard, Suite 100
Boulder, Colorado 80301
Michael Weiner(2)	[	]	[x.x	]%
5435 Airport Boulevard, Suite 100
Boulder, Colorado 80301
Koung Y. Wong(3)	[	]	[x.x	]%
168 Beacon Street
South San Francisco, California 94080
Edward J. Bonn(4)	4,073,473		[x.x	]%
Brad Weber(5)	[	]	[x.x	]%
15303 Ventura Boulevard, Suite 800
Sherman Oaks, California 91403
Alan Isaacman(6)	[	]	[x.x	]%
8484 Wilshire Boulevard, Suite 850
Beverly Hills, California 90211
Ken Boenish(7)	[	]	[x.x	]%
5435 Airport Boulevard, Suite 100
Boulder, Colorado 80301
Gregory Dumas(8)	[	]	[x.x	]%
15303 Ventura Boulevard, Suite 800
Sherman Oaks, California 91403
Scott Schalin(9)	[	]	[x.x	]%
15303 Ventura Boulevard, Suite 800
Sherman Oaks, California 91403
S.A.C. Capital Associates, LLC and its affiliates(10)	1,939,297		[x.x	]%
777 Long Ridge Road
Stamford, Connecticut 06902
BEF, LLC(11)	3,375,000		[x.x	]%
All directors and executive officers as a group (9 people)(12)	[	]	[x.x	]%

B-1

*	Represents beneficial ownership of less than one percent.

(1)	[ ].

(2)	[ ].

(3)	[ ].

(4)	Includes (a) 25,000 shares subject to currently exercisable and vested stock options, (b) 620,500 shares held by Response Telemedia, (c) 3,375,000 shares held by BEF and (d) 350,000 shares subject to options granted by me to Acclaim Financial Group Venture I LLC. I control and am the President of Response Telemedia. I control and am the sole manager of BEF. The members of BEF are the EJB Trust and the Palmer Trust. Both trusts are for the benefit of me and my heirs.

(5)	[ ].

(6)	[ ].

(7)	[ ].

(8)	[ ].

(9)	[ ].

(10)	According to Amendment No. 2 to Schedule 13G filed on February 13, 2002, these shares of common stock are held by S.A.C. Capital Associates, LLC. Pursuant to certain investment agreements, S.A.C. Capital Advisors, LLC and S.A.C. Capital Management LLC share all investment and voting power with respect to these shares of common stock and each may be deemed to be the beneficial owner of such shares. Steven A. Cohen is the President and Chief Executive Officer of S.A.C. Capital Advisors, the managing member of which is a corporation wholly owned by Mr. Cohen, and he is the owner, directly and through a wholly owned subsidiary, of 100% of the membership interests of S.A.C. Capital Management. Mr. Cohen may be deemed to be the beneficial owner of such shares. He disclaims beneficial ownership of the shares held by S.A.C. Capital Associates and its affiliates.

(11)	I control and am the sole manager of BEF. The members of BEF are the EJB Trust and the Palmer Trust. Both trusts are for the benefit of me and my heirs.

(12)	[ ].

B-2

PROXY

[WHITE] PROXY CARD

NEW FRONTIER MEDIA, INC.

PROXY FOR THE SPECIAL MEETING OF SHAREHOLDERS
JUNE [   ], 2002 AT [TIME]

THIS PROXY IS SOLICITED BY EDWARD J. BONN AND
NOT BY THE BOARD OF DIRECTORS OF NEW FRONTIER MEDIA, INC.

     The undersigned shareholder of New Frontier Media, Inc. revokes all previous proxies and appoints [proxy] as attorney and proxy with power of substitution and revocation, to represent the undersigned at the special meeting of shareholders of New Frontier Media, Inc. to be held on June [   ], 2002, and at any adjournment, postponement or rescheduling thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

     This proxy, when properly executed, will cause your shares to be voted as you direct. If you return this proxy, properly executed, without specifying a choice, your shares will be voted IN FAVOR OF each of the following items.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

EDWARD J. BONN
RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS BELOW

1.	Removal of the Current Board of Directors. To adopt the following resolution:

“RESOLVED, that the entire board of directors of the Corporation and any person or persons elected or designated by the current board of directors to fill any resulting vacancy or newly created directorship is hereby removed, effective immediately.”

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

2.	Election of Directors.

NOMINEES: Edward J. Bonn, [nominee 2], [ nominee 3], [ nominee 4], [ nominee 5], [ nominee 6] and [ nominee 7]

[ ]	FOR all nominees	[ ]	WITHHOLD AUTHORITY to vote for all nominees	[ ]	FOR all nominees, except vote withheld from the following nominee(s):

3.	Poison Pill Resolution. To adopt the following resolution:

“RESOLVED, that the shareholders of the Corporation hereby request that the board of directors of the Corporation redeem the rights distributed pursuant to the Rights Agreement dated November 29, 2001 between the Corporation and Corporate Stock Transfer, Inc., as Rights Agent.”

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

4.	Discretionary Authority. To grant the proxies discretionary authority with respect to other matters that may come before the special meeting:

[ ] GRANT	[ ] WITHHOLD

This Proxy, when properly executed, will be voted as specified. If no specification is made, this Proxy will be voted IN
FAVOR OF each of the above proposals.

Sign:	Date: , 2002	Sign:	Date: , 2002

Title:		Title:

Please sign exactly as your name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. The signer hereby revokes all proxies previously given by the signer to vote at the special meeting of shareholders of New Frontier Media, Inc. to be held on June[  ], 2002, and any adjournment, postponement or rescheduling thereof.